Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com
May 1, 2025
Board of Directors
W. P. Carey Inc.
WPC Eurobond B.V.
One Manhattan West
395 9th Avenue, 58th Floor
New York, New York 10001
To the addressees referred to above:
We are acting as counsel to W. P. Carey Inc., a Maryland corporation (the “Company”), and WPC Eurobond B.V. (“WPC Finance” and, together with the Company, the “Registrants”) in connection with their registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of (a) the following securities of the Company: (i) shares of common stock, $0.001 par value per share (“Common Stock”), (ii) shares of preferred stock, $0.001 par value per share (“Preferred Stock”), (iii) depositary shares, which may represent a fractional interest in a share of a particular class or series of the Preferred Stock (the “Depositary Shares”), (iv) stock purchase contracts and stock purchase units (collectively, the “Purchase Agreements”), (v) warrants (“Warrants”), (vi) debt securities (“Company Debt Securities”), and (vii) a guarantee of debt securities offered and sold by WPC Finance (“Guarantees” and, collectively with the Common Stock, Preferred Stock, Depositary Shares, Purchase Agreements, Warrants and Company Debt Securities the “Company Securities”) and (b) debt securities of WPC Finance (“WPC Finance Debt Securities” and, collectively with the Company Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
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Board of Directors W. P. Carey Inc. WPC Eurobond B.V.	2	May 1, 2025
For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Company Securities to be offered from time to time will have been duly authorized and established by proper action of the Company’s board of directors (the “Board of Directors”) or a duly authorized committee of such Board of Directors (“WPC Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Articles of Amendment and Restatement, and the Company’s Fifth Amended and Restated Bylaws and applicable Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Company Securities; (ii) the issuance, sale, amount and terms of any WPC Finance Debt Securities to be offered from time to time will have been duly authorized and established by proper action of the Managing Board (or where permitted, a committee of the Managing Board) of WPC Finance (“WPC Finance Board Action” and together with WPC Board Actions, “Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the deed of incorporation of WPC Finance and applicable law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on WPC Finance or otherwise impair the legal or binding nature of the obligations represented by the applicable WPC Finance Debt Securities; (iii) at the time of the offer, issuance and sale of any Securities, the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iv) prior to any issuance of Preferred Stock or Depositary Shares, appropriate articles supplementary shall be filed and accepted for record by the Maryland State Department of Assessments and Taxation; (v) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary; (vi) any Purchase Agreements will be issued under one or more purchase contract agreements; (vii) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) any Company Debt Securities will be issued pursuant to the indenture, dated as of March 14, 2014 between the Company and U.S. Bank National Association, as trustee, as supplemented, or any other indenture for Company Debt Securities filed in an amendment to the Registration Statement with a qualified trustee named therein; (ix) any WPC Finance Debt Securities and Guarantees will be issued pursuant to the indenture, dated as of November 8, 2016 among WPC Finance, the Company and U.S. Bank National Association, as trustee, or any other indenture for WPC Finance Debt Securities and Guarantees filed in an amendment to the Registration Statement with a qualified trustee named therein; (x) the applicable indenture under which any Company Debt Securities or WPC Finance Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (xi) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (xii) the Company will remain a Maryland corporation; (xiii) WPC Finance will remain incorporated under Dutch law as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (xiv) the Company Securities will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement; and (xv) the laws of the State of New York will be the governing law under any indenture, purchase contract agreement, deposit agreement, warrant agreement, subscription rights agreement or unit agreement.
To the extent that the obligations of the Company and/or WPC Finance with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under any indenture for any Company Debt Securities, WPC Finance Debt Securities or Guarantees,

Board of Directors W. P. Carey Inc. WPC Eurobond B.V.	3	May 1, 2025
under any purchase contract agreements for any Purchase Agreements, under any deposit agreement for any Depositary Shares, and under any warrant agreement for any Warrants, namely, the trustee, the purchase contract agent, the depositary, or the warrant agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, purchase contract agreement, deposit agreement, or warrant agreement, as applicable; that such indenture, purchase contract agreement, deposit agreement, or warrant agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, purchase contract agreement, deposit agreement, or warrant agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, purchase contract agreement, deposit agreement, or warrant agreement, as applicable.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Maryland General Corporation Law, as amended and (ii) as to the opinions given in paragraphs (c), (d), (e), (f), (g) and (h), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).
Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a)    The Common Stock (including any Common Stock duly issued upon the exchange or conversion of Preferred Stock or Debt Securities that are exchangeable for or convertible into Common Stock or upon the exercise of Warrants to purchase Common Stock and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.
(b)    The Preferred Stock (including any Preferred Stock represented by Depositary Shares or that is duly issued upon the exercise of Warrants to purchase Preferred Stock and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.
(c)    The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Stock in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.
(d)     The Purchase Agreements, upon due execution and delivery of a purchase contract agreement relating thereto on behalf of the Company and the purchase contract agent named therein, and upon due execution and delivery of the Purchase Agreements on behalf of the Company, will constitute valid and binding obligations of the Company.

Board of Directors W. P. Carey Inc. WPC Eurobond B.V.	4	May 1, 2025
(e)     The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(f)    The Company Debt Securities, upon due execution and delivery of an indenture relating thereto on behalf of the Company and the applicable trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the applicable indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.
(g)    The WPC Finance Debt Securities, upon due execution and delivery of an indenture relating thereto on behalf of WPC Finance and the applicable trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of WPC Finance in accordance with the applicable indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of WPC Finance.
(h) Assuming due execution, authentication, issuance and delivery of the WPC Finance Debt Securities pursuant to the terms of the indenture and any supplemental indenture relating thereto, the Guarantees relating thereto will constitute valid and binding obligations of the Company.
The opinions expressed in Paragraphs (c), (d), (e), (f), (g) and (h) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without, limitation, principles limiting the availability of specific performance and injunctive relief.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP